Exhibit 10(c)

TERM LOAN AGREEMENT

Dated as of November 22, 2023,

Among

HOWMET AEROSPACE INC.,
as Borrower,

THE LENDERS NAMED HEREIN,

and

SUMITOMO MITSUI BANKING CORPORATION
as Administrative Agent, Lead Arranger and Bookrunner

_________________________

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(continued)
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(continued)
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References
Exhibit A    Assignment and Assumption
Exhibit B    Administrative Questionnaire
Exhibit C    [Reserved]
Exhibit D    [Reserved]
Exhibit E    [Reserved]
Exhibit F    Form of Subsidiary Guarantee
Exhibit G    Form of Notice of Borrowing
Exhibit H    [Reserved]
Schedule 2.01    Lenders and Commitments
Schedule 2.07    Cumulative Compounded RFR Rate
Schedule 3.08    Litigation
Schedule 6.01(a)    Existing Liens

    iii

TERM LOAN AGREEMENT
TERM LOAN AGREEMENT dated as of November 22, 2023 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), among HOWMET AEROSPACE INC., a Delaware corporation, (the “Borrower”), the lenders listed on the signature pages hereof under the heading “Lenders” (the “Lenders”) party hereto from time to time and Sumitomo Mitsui Banking Corporation (“SMBC”) as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
        WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a senior unsecured term loan facility, the proceeds of which may be used to refinance certain of the Borrower’s existing indebtedness and for general corporate purposes; and
WHEREAS, the Lenders are willing to make available to the Borrower such senior unsecured term loan facility upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Administrative Agent” shall have the meaning specified in the recital of parties to this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Applicable Margin” shall mean:
as of any date of determination, a per annum rate equal to the rate set forth below opposite the Loan and the Index Debt Ratings in effect on such date set forth below:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least BBB+ by S&P, Fitch and/or Baa1 by Moody’s	Index Debt Ratings less than Category 1, but at least BBB by S&P, Fitch and/or Baa2 by Moody’s	Index Debt Ratings less than Category 2, but at least BBB- by S&P, Fitch and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 3, but at least BB+ by S&P, Fitch and/or Ba1 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB by S&P, Fitch and/or Ba2 by Moody’s.	Index Debt Ratings equal to or lower than BB- by S&P, Fitch and/or Ba3 by Moody’s.
Applicable Margin for Cumulative Compounded RFR Rate Loans	1.375	1.500	1.625	1.750	1.875	2.000

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.03(b).
“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).
“Arranger” shall mean SMBC in its capacity as lead arranger and bookrunner.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).
    “Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
    “Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” shall mean, initially, TONAR; provided that if a Benchmark Transition Event has occurred with respect to TONAR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Yen at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Yen-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Bank of Japan or other central banking authority for Yen applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” shall mean Howmet Aerospace Inc., a Delaware corporation.
“Borrowing” shall mean Loans made by the Lenders on a single date.
“Business Day” shall mean a day of the year on which banks are not required or authorized to close in (x) New York City or (y) Tokyo.
“Class” shall mean when used with respect to Commitments, refers to whether such Commitments are Delayed Draw Term Loan A Commitments or Delayed Draw Term Loan B Commitments.
“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Commitment” shall mean as to any Lender, (i) such Lender’s applicable Delayed Draw Term Loan Commitment set forth opposite its name on Schedule 2.01 hereto or (ii) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register, in each case as the same may be terminated or reduced as expressly provided herein (including, without limitation, pursuant to Section 2.10) or as a result of assignments permitted or otherwise provided for herein. As of the date hereof, the initial amount of the Total Commitment is ¥ 33,000,000,000.
“Commitment Termination Date” shall mean the earliest to occur of (a) the date on which the Delayed Draw Term Loan A Commitments have been fully drawn, (b) the date that is 60 days after the Effective Date and (c) the termination of the Delayed Draw Term Loan A Commitments by Howmet pursuant to Section 2.10(b) or Article VII.
“Conforming Changes” shall mean, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “TONAR” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods (except as otherwise provided herein with respect to the Cumulative Compounded RFR Rate), the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for U.S. federal, state, local and non-U.S. income Taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense, and (iv) the aggregate amount of fees, expenses and charges incurred or attributed to the Borrower and its Subsidiaries in connection with this Agreement.
    “Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
        “Consolidated Net Debt” shall mean, as of any date of determination, (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, after eliminating intercompany items, as of such time minus (b) unrestricted cash and cash equivalents, determined in accordance with GAAP, of the Borrower and its Subsidiaries (provided that Consolidated Net Debt shall not be less than zero).

    “Consolidated Net Income” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding any unusual, non-recurring, exceptional or non-cash expenses, losses or charges and any unusual, non-recurring, exceptional or non-cash gains) for such period.
“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Borrower and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable (including commercial paper), (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Cumulative Compounded RFR Rate” shall mean with respect to any Loan and for any Interest Period, the percentage rate per annum determined by the Administrative Agent in accordance with the methodology set out in Schedule 2.07 or in any relevant Cumulative Compounding Methodology Supplement.
“Cumulative Compounded RFR Rate Loan” shall mean Loans the rate of interest applicable to which is based upon the Cumulative Compounded RFR Rate.
“Cumulative Compounding Methodology Supplement” shall mean, in relation to the Cumulative Compounded RFR Rate, a document which (a) is agreed in writing by the Borrower, the Administrative Agent (in its own capacity) and the Administrative Agent (acting on the instructions of the Required Lenders), (b) specifies a calculation methodology for such rate, and (c) has been made available to the Borrower and the Administrative Agent and each Lender.
“DDTL A Shortfall” shall have the meaning assigned to such term in Section 2.01(a).
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, at any time, subject to Section 2.23, (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or is the subject of a specifically identified good faith dispute, (ii) any Lender that has notified the Administrative Agent, the Borrower in writing, or has stated publicly, that it does not intend to comply with its such funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s or the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender

Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.23 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender), or (vi) any Lender that has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.
“Delayed Draw Term Loan A Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make DDTL A hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender assumed its Delayed Draw Term Loan A Commitment, as applicable, as the same may be, terminated or reduced as expressly provided herein (including, without limitation, pursuant to Section 2.10) or as a result of assignments permitted or otherwise provided for herein. The aggregate principal amount of the Delayed Draw Term Loan A Commitments as of the Effective Date is up to ¥ 30,000,000,000.
“Delayed Draw Term Loan B Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make DDTL B hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender assumed its Delayed Draw Term Loan B Commitment, as applicable, as the same may be, terminated or reduced as expressly provided herein (including, without limitation, pursuant to Section 2.10) or as a result of assignments permitted or otherwise provided for herein. The aggregate principal amount of the Delayed Draw Term Loan B Commitments as of the Effective Date is up to ¥ 3,000,000,000.
“Delayed Draw Term Loan Commitment” shall mean the Delayed Draw Term Loan A Commitments and/or the Delayed Draw Term Loan B Commitments, as applicable.
“Designated Exchange Rate” shall mean the lower end of range of the Bank of Japan US Dollar / Yen Foreign Exchange Rate at 17:00 JST on the date of calculation, or if such rate is not available, a substitute rate reasonably selected by the Administrative Agent in consultation with the Borrower.
“Dollars” or “$” shall mean lawful money of the United States of America.
    “EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
    “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
    “EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
    “Effective Date” shall mean November 22, 2023.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (i) any Reportable Event; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (iv) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (vi) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (viii) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower and (x) any Foreign Benefit Event.
“Erroneous Payment” has the meaning specified in Section 9.08(a).
“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.08(d)(i).
“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.08(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.08(e).
    “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning assigned to such term in Article VII.
“Exchange Act Reports” shall mean the Annual Report of the Borrower on Form 10-K for the year ended December 31, 2022, and the Quarterly Reports of the Borrower on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934.
“Excluded Taxes” shall mean (i) any Taxes based upon, or measured by, any Lender’s, any Transferee’s or the Administrative Agent’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Lender, Transferee or the Administrative Agent is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative

Agent does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative Agent maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which the Borrower is located, (iii) with regard to any Lender or Transferee, any withholding Tax that is (a) imposed on amounts payable to such Lender or Transferee because such Lender or Transferee designates a new lending office, except to the extent that such Lender or Transferee was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from the Borrower pursuant to Section 2.18(a), or (b) attributable to such Lender’s or Transferee’s failure to comply with Section 2.18(g), (h) or (i), as applicable, (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Lender’s, Transferee’s or the Administrative Agent’s gross negligence or willful misconduct and (v) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall mean that certain second amended and restated five-year revolving credit agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of July 27, 2023, by and among the Borrower, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent.
“Existing Notes” shall mean the Borrower’s outstanding 5.125% Notes due 2024.
“Existing Preferred Stock” shall mean the $3.75 cumulative preferred stock, par value $100 per share of the Borrower issued as of June 26, 2020.
“Facility” shall mean the Commitments and the provisions herein related to the Loans.
“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor provision of the Code that is substantively comparable and not materially more onerous to comply with); any applicable intergovernmental agreement entered into in respect thereof; any current or future regulations, administrative guidance or official interpretations thereof; and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.
“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.
“Fitch” shall mean Fitch Ratings Ltd.
“Floor” shall mean a rate of interest equal to 0.0%.
“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrower under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrower, or the imposition on the Borrower of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of the Borrower.
“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of the Borrower.
“Funding Date” shall have the meaning set forth in Section 4.02.
“Funding Date Borrowing Notice” shall mean a notice of borrowing submitted by the Borrower to the Administrative Agent on the Notice Date setting forth the proposed aggregate amount of Loans to be funded under the Delayed Draw Term Loan A Commitments and the Delayed Draw Term Loan B Commitments, respectively, in each case in accordance with the available aggregate principal amounts set forth in Section 2.01 and based on the Designated Exchange Rate on the date of such notice.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange, including any applicable supranational bodies (such as the European Union or the European Central Bank).
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
“Guaranteed Obligations” shall mean the Obligations of the Borrower pursuant to Article VIII and obligations of the Subsidiary Guarantors under any Subsidiary Guarantee pursuant to Section 5.09.
“IFRS” shall mean the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.
“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to it in Section 10.05(c).
“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of the Borrower.
“Index Debt Ratings” shall mean, as of any date, the most recently announced rating for any Index Debt by S&P, Moody’s or Fitch. For purposes of the foregoing, (a) if at any time the Borrower has two Index Debt Ratings, in the event of split Index Debt Ratings, the margin will be based on the category corresponding to the higher of such Index Debt Ratings, unless such ratings differ by two or more categories, in which case the margin will be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings; (b) if at any time the Borrower has three Index Debt Ratings, in the event of split Index Debt Ratings, (A) if two of the three Index Debt Ratings are in the same category, such category shall apply and (B) if all three of the Index Debt Ratings are in different categories, then the category corresponding to the middle Index Debt Rating shall apply; (c) if at any time the Borrower has only one Index Debt Rating, the margin shall be the rate per annum applicable to such Index Debt Rating; and (d) if the Borrower does not have an Index Debt Rating from either Moody’s, S&P or Fitch, then all such Index Debt Ratings shall be deemed to be in category 6. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin.
“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” shall mean as to any Loan, the period commencing on the date of the Borrowing or on the last day of the immediately preceding Interest Period applicable to the Borrowing, as the case may be, and ending on the earliest of (i) (x) with respect to each Interest Period commencing on the Funding Date, January 31, 2024, or (y) with respect to each other Interest Period, the last day of each calendar month, (ii) the Maturity Date and (iii) the date the Borrowing is prepaid in accordance with Section 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.
“Lenders” shall mean (a) the financial institutions or other entities listed on Schedule 2.01 (other than any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption or otherwise) and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption that (i) has a Commitment or (ii) holds a Loan.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) a Lender or its Parent Company becomes the subject of a Bail-in Action. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any stock in such Lender or its Parent Company by any Governmental Authority.

“Lender-Related Party” shall have the meaning assigned to it in Section 10.05(d).
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), each Subsidiary Guarantee (if any) and each certificate, agreement or document executed by the Borrower or any Subsidiary Guarantor and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
“Loans” shall mean the delayed draw term loans made by the Lenders pursuant to this Agreement on the Funding Date. Each Loan shall be a Cumulative Compounded RFR Rate Loan.
“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or a material impairment of the ability of the Borrower to perform any of its obligations under this Agreement.
“Maturity Date” shall mean the date that is the three-year anniversary of the Effective Date (or if such day is not a Business Day, the next preceding Business Day) or, if earlier, the acceleration of the Obligations pursuant to Article VII.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Note” shall have the meaning assigned to such term in Section 2.05(e).
“Notice Date” shall mean the date not later than three (3) Business Days before sixty (60) days after the Effective Date that is three (3) Business Days prior to the proposed Funding Date set forth in the Funding Date Borrowing Notice; provided, that for purposes of the definition of “Notice Date”, a Business Day shall be determined solely with respect to clause (x) of the definition of Business Day.
“Notice of Borrowing” shall mean a Notice of Borrowing in the form of Exhibit G.
“Notice of Interest Election” shall mean a Notice of Interest Election in the form of Exhibit H.
“Obligations” shall mean, collectively, the Loans and Guaranteed Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment or subrogation), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any person owning, beneficially or of record, directly or indirectly, a majority of the stock of such Lender.
“Payment Recipient” has the meaning specified in Section 9.08(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“person” shall mean any natural person, corporation organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Ratable Portion” or “ratably” shall mean, for any Lender, the percentage obtained by dividing (i) the amount of the Commitment of such Lender by (ii) the sum of the aggregate outstanding amount of the Commitments of all Lenders (or, at any time on or after the termination of the Commitments on the Funding Date, the percentage obtained by dividing the principal amount of such Lender’s Loans by the aggregate principal amount of all Loans).
“Register” shall have the meaning assigned to such term in Section 2.05(b).
“Regulation U” shall mean Regulation U of the Board or any Governmental Authority succeeding to its functions, as in effect from time to time.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.
“Relevant Governmental Body” shall mean the Bank of Japan or any other central banking authority for Yen.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Required Lenders” shall mean, at any time (a) if there are Loans outstanding, Lenders holding Loans representing more than 50% of the aggregate amount of all Loans at such time or (b) if there are no Loans outstanding, Lenders holding more than 50% of the sum of the aggregate amount of the Commitments; provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Loans or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Loans or the Total Commitments; and provided, further, at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
“Restricted Payment” shall mean (a) any dividend, distribution or any other payment (whether direct or indirect) on account of any stock or equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase, repurchase or other acquisition for value (direct or indirect) of any stock or equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, in each case other than (v) with respect to Existing Preferred Stock, (w) by any Subsidiary to another Subsidiary or the Borrower, (x) Restricted Payments by the Borrower payable solely in the common stock or other common equity interests of the Borrower, (y) payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for stock and (z) repurchase of equity interests upon the exercise of stock options if such equity interests represent a portion of the exercise price of such stock options.
“Restricted Subsidiary” shall mean any consolidated Subsidiary of the Borrower which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of the Borrower, is not of material importance to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing the Borrower’s operations outside the United States or (c) principally serves as a partner in a partnership.
“RFR Banking Day” shall mean any day (other than a Saturday or Sunday) on which banks are open for general business in Japan.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of S&P Global Inc.
“Sanctions” shall mean sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or by the United Nations Security Council, the European Union, Canada or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” shall have the meaning assigned to such term in Section 3.19(a).
“Sanctioned Person” shall have the meaning assigned to such term in Section 3.19(a).
“SEC” shall mean the Securities and Exchange Commission (or any successor agency).
“SMBC” shall have the meaning specified in the recital of parties to this Agreement
“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
“Subsidiary Guarantee” shall mean a Subsidiary Guarantee executed by a Subsidiary in substantially the form of Exhibit F.
“Subsidiary Guarantor” shall mean each Subsidiary that has executed a Subsidiary Guarantee pursuant to Section 5.09.
“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings of a similar nature, and including, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, mineral severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.
“TONAR” shall mean a rate per equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator and displayed on the TONAR Administrator`s Website; provided that if TONAR as so determined shall ever be less than the Floor, then TONAR shall be deemed to be the Floor.
“TONAR Administrator” shall mean the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).
“TONAR Administrator’s Website” shall mean the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.
“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.
“Transferee” shall mean any transferee or assignee of any Lender, including a participation holder.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Voting Stock” with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
    “Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” shall mean the lawful money of Japan.

SECTION 1.02. Terms Generally; Accounting Principles. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “Lender” and “Administrative Agent” include their respective successors.
(b)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirements set forth in Section 5.01, (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.
(c)    For purposes of this Agreement, any obligations of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date of this Agreement shall not be treated as a capitalized lease as a result of     the adoption of changes in GAAP or changes in the application of GAAP and shall continue to be treated as an operating lease.
SECTION 1.03.Divisions. For all purposes under the Loan Documents (including Article VI), in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
SECTION 1.04. Interest Rates. The parties hereto acknowledge and agree that the interest rate on a Loan denominated in Yen may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform and the regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. Upon the occurrence of a Benchmark Transition Event, Section 2.24 provides the mechanism for determining an alternative rate of interest and the Administrative Agent will promptly notify the Borrower, pursuant to Section 2.24, of any change to the reference rate upon which the interest rate on Loans is based. Notwithstanding anything herein to the contrary, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to TONAR any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.24, whether upon the occurrence of a Benchmark Transition Event and (ii) the implementation of any Conforming Changes pursuant to Section 2.24(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, TONAR or have the same volume or liquidity as TONAR offered rate prior to its discontinuance or unavailability. The parties hereto acknowledge and agree that the Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain TONAR, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

THE LOANS
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make (a) Loans to the Borrower on the Funding Date, in Yen, in an aggregate principal amount not to exceed the lesser of (i) ¥30 billion and (ii) the Yen equivalent amount of $200,000,000 based on the Designated Exchange Rate on the Notice Date and (b) to the extent that the Dollar equivalent of Loans to be funded pursuant to the DDTL A Commitments is less than $200,000,000 (such difference, the “DDTL A Shortfall”) based on the Designated Exchange Rate on the Notice Date, Loans to the Borrower on the Funding Date, in Yen, in an aggregate principal amount not to exceed the lesser of (i) ¥3 billion and (ii) the Yen equivalent amount of the DDTL A Shortfall based on the Designated Exchange Rate on the Notice Date. The Commitment of each Lender is set forth on Schedule 2.01 to this Agreement or in any applicable Assignment and Assumption and such Commitment may be reduced from time to time as provided for herein and shall terminate on the Commitment Termination Date. The Loans, upon their funding, shall constitute a single Class of Loans for all purposes under this Agreement.
SECTION 2.02. Loans. (a) Each Loan shall be made as part of the Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The applicable amount of Loans requested by the Borrower shall be set forth in the Funding Date Borrowing Notice as provided under Section 2.03 and to the extent such amount is less than the available Commitments as determination pursuant to Section 2.01, the Loans comprising the Borrowing shall be in an aggregate principal amount which is an integral multiple of ¥150,000,000.
(b)    The Borrowing shall be comprised entirely of Cumulative Compounded RFR Rate Loans. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans. Any amount borrowed under Section 2.01 and subsequently repaid or prepaid may not be reborrowed.
(c)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made as the Borrower may designate in a written notice to the Administrative

Agent, or, if such Loans are not made on such date because any condition precedent to the Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising the Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Agreement.
(d)    The occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligation to make a Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.
SECTION 2.03.Notice of Borrowings. In order to request the Borrowing, the Borrower shall deliver a Funding Date Borrowing Notice (which may be delivered by electronic mail or telecopy) (which notice must be received by the Administrative Agent prior to 12:00 P.M. New York City time on the Notice Date, requesting that each Lender make the Loans on the Funding Date and specifying the amount to be borrowed based on the available Commitments as determined in accordance with Section 2.01.
SECTION 2.04. [Reserved.]
SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent for the account of each Lender one hundred percent (100%) of the remaining principal amount of the Loans outstanding on the Maturity Date.
(b)    The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at one of its offices a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in each Loan and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made, (iv) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder and (v) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest, fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.05 and Section 10.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f),

871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).
(d)    The entries made in the Register and in the accounts therein maintained pursuant to clauses (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms. In addition, the Borrower, the Administrative Agent, the Lenders shall treat each person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent, such Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder (each a “Note”) to the Borrower, the Borrower shall deliver such a Note, satisfactory to the Administrative Agent, payable to such Lender or its order, and, subject to Section 2.05(c), the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.
SECTION 2.06. (a) [Reserved]
(b)    The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts the fees payable in the amounts and at the times separately agreed upon among or between the Borrower, the Administrative Agent and the Arranger.
(c)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the fees shall not be refundable except in the case of an error which results in the payment of fees in excess of those due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to the Borrower.
(d)     Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees relating to such Defaulting Lender’s unused Commitments accruing during such period pursuant to clauses (a) and (b) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).
SECTION 2.07. Interest on Loans. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 365-day year for the actual days elapsed (in case of calculation of interest, including the first day but excluding the last day), and fractions less than one (1) Yen shall be rounded up. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of the Cumulative Compounded RFR Rate. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising Cumulative Compounded RFR Rate Loans shall bear interest at a rate per annum equal to Cumulative Compounded RFR Rate plus the Applicable Margin. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
(c)    In connection with the use or administration of TONAR , the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming

Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of TONAR.
SECTION 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to Cumulative Compounded RFR Rate Loans plus 2% per annum.
SECTION 2.09. Inability to Determine Interest Rate; Illegality. Subject to Section 2.24, if prior to the first day of any Interest Period:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Benchmark for such Interest Period, or
(ii)    the Administrative Agent shall have received notice from the Required Lenders that the relevant Benchmark determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or
(iii)    the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that deposits in Yen are not generally available in the applicable market;
the Administrative Agent shall give telecopy, telephonic or electronic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given pursuant to clause (i) or (ii) of this Section 2.09, then the rate applicable to such Loans shall be converted, on the last day of the then-current Interest Period to (1) a rate applicable to such Loans shall be the rate determined by mutual agreement between the Borrower and the Administrative Agent or (2) if no mutual agreement is reached between the Borrower and the Administrative Agent, the rate applicable to such Loans shall be the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by three banks selected by the Administrative Agent (with the consent of the Borrower, not to be unreasonably withheld or delayed), as the rate at which such banks could borrow funds in the Tokyo interbank market in Yen and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in Yen and for that period. Upon the reason for any such notice ceasing to apply, the Administrative Agent shall promptly withdraw such notice by telecopy, telephone or e-mail notice to the Borrower and the relevant Lenders. Upon the withdrawal of any such notice by the Administrative Agent, all then outstanding Loans shall, on the third Business Day following such notice, be converted into the relevant Benchmark with an Interest Period beginning on such second Business Day.
SECTION 2.10.Termination and Reduction of Commitments. (a) The Commitment of each Lender shall terminate on the earlier of (i) the Commitment Termination Date or (ii) upon funding of the Loans on the Funding Date. Any termination or reduction of the Commitments pursuant to this Section 2.10 shall be permanent.
(b)    Upon at least ten (10) Business Days’ prior irrevocable, written or telecopy notice (which notice may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) to the Administrative Agent, the Borrower may at any time prior to the Funding Date, in whole permanently terminate, or from time to time in part permanently reduce ratably in part the respective Commitments of the Lenders; provided, however, that each partial reduction shall be in an integral multiple of ¥ 3,000,000,000 and in a minimum principal amount of ¥ 15,000,000,000.
(c)    All undrawn Commitments then outstanding shall terminate immediately and without any further action on the Funding Date (after giving effect to the funding of the Loans on the Funding Date).
SECTION 2.11. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., New York City time, three (3) Business Days prior thereto; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of ¥ 3,000,000,000 and no less than ¥ 15,000,000,000.
(b)    Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable (but may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) and shall commit the Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.14(c) and with respect to Taxes (which shall be governed solely and exclusively by Section 2.18), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets which are currently referred to as eurocurrency liabilities as set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time), special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender that makes a Cumulative Compounded RFR Rate Loan or shall impose on such Lender or any market in which Lenders ordinarily raise Yen to fund Loans any other condition affecting this Agreement or either Cumulative Compounded RFR Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any Cumulative Compounded RFR Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), by an amount reasonably determined by such Lender to be material, then the Borrower will pay or cause the Subsidiary Guarantor to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) in similar circumstances.
(b)    If any Lender reasonably determines that the introduction of any law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital of such Lender or any Parent Company of such Lender by an amount reasonably determined by such Lender or such Parent Company as a consequence of such Lender’s obligations hereunder (taking into consideration such Lender’s policies and the policies of such Parent Company with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay or cause the Subsidiary Guarantor to pay to such Lender such additional amount or amounts as will compensate such Lender or such Parent Company for such reduction; provided, that (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such change in or in the interpretation in any law regarding capital requirements and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower or a Subsidiary Guarantor, as the case may be, under any other provision of this Agreement; provided, further that, this Section 2.12 shall be deemed to apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.
(c)    A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that such certificate states that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrower hereunder. The Borrower shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.
(d)    Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions; provided that if the applicable change or introduction with respect to the relevant law or regulation giving rise to such costs or reductions is retroactive, then the 60 day period referred to above shall be extended to include the period of retroactive effect thereof. In the event the Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify the Borrower and shall pay to the Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.
SECTION 2.13. Change in Legality. If the adoption of or any change in any requirement of law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans with respect to such Benchmark as contemplated by this Agreement, such Lender shall give notice thereof to the Administrative Agent and the Borrower, describing the relevant provisions of such requirement of law (and, if the Borrower shall so request, provide the Borrower with a memorandum or opinion of counsel of recognized standing (as selected by such Lender) as to such illegality), following which, the rate applicable to such Lender’s outstanding Loans with respect to such Benchmark shall be converted, on the last day of the then-current Interest Period with respect to such Loans (or another such earlier period as shall be required by law) (1) the rate determined by mutual agreement among the Borrower and the such Lender or (2) if no mutual agreement is reached among the Borrower and such Lender, the rate at which such Lender could borrow funds in the Tokyo interbank market in Yen and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in Yen and for that period.
SECTION 2.14. Indemnity. The Borrower shall indemnify or cause the Subsidiary Guarantors to indemnify each Lender against any loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of the Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow any Cumulative Compounded RFR Rate Loan under after irrevocable notice of the Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a Cumulative Compounded RFR Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any Cumulative Compounded RFR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), (e) the occurrence of any Event of Default or (f) the assignment of a Cumulative Compounded RFR Rate Loan other than on the last day of the Interest Period applicable thereto as the result of a request by the Borrower pursuant to Section 2.19, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Cumulative Compounded RFR Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount.
SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13, the Borrowing, each payment or prepayment of principal of the Borrowing and each payment of interest on the Loans, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of the Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of the Borrowing, computed in accordance with Schedule 2.01, to the next higher or lower whole of the amount. All payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions of such Obligation.
SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its outstanding Loans shall be proportionately less than the unpaid principal portion of the outstanding Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the outstanding Loans of such other Lender, so that the aggregate unpaid principal amount of the outstanding Loans and participations in outstanding Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all outstanding Loans then outstanding as the principal amount of its outstanding Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all outstanding Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by any lender as consideration for the assignment of or sale of a participation in any of its outstanding Loans to any permitted assignee or participation or (z) the application of cash collateral provided for in the last paragraph of Article VII. The Borrower and each Subsidiary Guarantor expressly consent to the foregoing arrangements and agree that any Lender holding a participation in any of the outstanding Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and such Subsidiary Guarantor to such Lender by reason thereof as fully as if such Lender had made a Loan or otherwise extended credit directly to the Borrower in the amount of such participation.
SECTION 2.17. Payments. (a) Each payment or prepayment by the Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due, in Yen, to the Administrative Agent at its offices at 277 Park Avenue, New York, NY 10172, in immediately available funds.
(b)    Whenever any payment (including principal of or interest on the Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, except as provided in the definition of Interest Period, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.
(c)    Each payment by the Borrower of any Loan and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made or such cost, expense or other Obligation was incurred.
SECTION 2.18.Taxes. (a) Any and all payments by or on behalf of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes. If the Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this Section 2.18 than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of the Borrower.
(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (herein referred to as “Other Taxes”).
(c)    The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18(c)) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.
(d)    Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to the Administrative Agent).
(e)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
(f)    Each Lender (or Transferee) represents to the Borrower that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from the Borrower without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).
(g)    Each Lender (or Transferee), other than a Transferee described in the exception in Section 2.18(f), that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such Lender (or Transferee) is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States, (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Lender (or Transferee) shall also deliver a certificate to the effect that such Lender (or Transferee) is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each such Lender (or Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent or within 30 days of any certificate or statement of exemption previously provided becoming incorrect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding tax, the Borrower or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.
(h)    Each Lender (or Transferee) that is a “United States person,” shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such Lender (or Transferee) is not subject to United States Federal backup withholding tax under the Code. In addition, each such Lender (or Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding tax, the Borrower or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(i)    Each Lender (or Transferee) that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by law, or as may reasonably be requested by the Borrower, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Borrower or the Administrative Agent.
(j)    The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of any withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g), (h) or (i) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee) became a party to this Agreement.
(k)    Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Borrower, file any certificate or document reasonably requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).
(l)    If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing in this Section 2.18 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any such refund.
(m)    Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes which it deems to be confidential).
(n)    No Borrower shall be required to reimburse any Lender (or Transferee) or the Administrative Agent with respect to any Indemnified Taxes or Other Taxes unless such Lender, Transferee or the Administrative Agent notifies the Borrower of the amount of such Indemnified Taxes or Other Taxes on or before the second anniversary of the date such Lender, Transferee or the Administrative Agent pays such Indemnified Taxes or Other Taxes.
SECTION 2.19. Assignment of Loans and Commitments Under Certain Circumstances. In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, (ii) the Borrower shall be required to make additional payments to any Lender under Section 2.18 or (iii) any Lender becomes a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.
SECTION 2.20. [Reserved].
SECTION 2.21. [Reserved].
SECTION 2.22. [Reserved].
SECTION 2.23. Defaulting Lender.
(a)    Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:
(i)    [reserved.]
(ii)     in the case of each Defaulting Lender, any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.10) the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and fifth after the termination of the Commitments and payment in full of all Obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(b)    Termination of Defaulting Lender Commitments. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.17 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.
(c)    Cure. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.23(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Ratable Portion to be on a pro rata basis in accordance with its Commitment, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(d)    Non-Defaulting Lender. Notwithstanding the foregoing, the occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligations to make such Loan or payment on any date required under this Agreement and no other Lender shall be responsible for the failure of any Defaulting Lender to make any Loan or payment required under this Agreement.
SECTION 2.24. Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.24(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event (including by virtue of the unavailability of rates as described above) and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non- representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark

Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing with respect to the relevant Benchmark, conversion to or continuation of Loans with respect to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, any borrowing of a Loan with respect to such Benchmark shall be ineffective. Furthermore, if any Loan with respect to such Benchmark is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.24, the outstanding Loans shall bear interest at such rate as the Administrative Agent reasonably determines adequately reflects the costs to the Lenders of maintaining such Loans.
(f)    Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to TONAR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, TONAR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of TONAR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain TONAR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each of the Lenders and the Administrative Agent with respect to itself as follows:
SECTION 3.01. Organization. The Borrower is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation (or other entity, as applicable) and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.
SECTION 3.02. Authorization. The Borrower has power and authority, corporate or otherwise, to execute, deliver and carry out the provisions of this Agreement and each other Loan Document to which it is a party, or to become a party to this Agreement in accordance with the terms hereof and the terms of each other Loan Document, to borrow hereunder and to perform its obligations hereunder, under each other Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings, corporate or otherwise, on its part.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority (other than filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) is necessary in connection with the Borrower’s execution and delivery of this Agreement and each other Loan Document to which the Borrower is a party, the consummation by the Borrower of the transactions contemplated hereby or thereby or the Borrower’s performance of or compliance with the terms and conditions hereof or thereof.
SECTION 3.05. No Conflict. None of the execution and delivery by the Borrower of this Agreement and each other Loan Document to which the Borrower is a party, the consummation by the Borrower of the transactions contemplated hereby and thereby or performance by the Borrower of or compliance by the Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or Memorandum and Articles of Association or by-laws (or equivalent organizational or governing documents), as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of the Borrower.
SECTION 3.06. Financial Statements. In the case of the Borrower, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2022, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2022, all audited by PricewaterhouseCoopers LLP, and the Borrower’s unaudited consolidated balance sheets as at March 31, 2023, June 30, 2023 and September 30, 2023 and the related unaudited consolidated statements of income and shareholders’ equity and cash flows for the three months then ended. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended (subject, in the case of said balance sheet as at March 31, 2023, June 30, 2023 and September 30, 2023, and said statements of income, shareholders equity and cash flows for the three months then ended, to the absence of footnote disclosure and normal year-end audit adjustments), all in conformity with GAAP.
SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. The Borrower is not in violation of (i) any term of its charter or constitution or by-laws (or the equivalent organizational or governing documents), as applicable, or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.
SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against the Borrower or any or its Subsidiaries, which in the opinion of the Borrower’s counsel is likely to result in a Material Adverse Effect.
SECTION 3.09. No Material Adverse Change. Since December 31, 2022, there has been no material adverse change in the business, assets, operations or financial condition of itself and its

Subsidiaries, taken as a whole, except, in the case of the Borrower, as disclosed in the Exchange Act Reports on or prior to the Effective Date.
SECTION 3.10. Employee Benefit Plans.
(a)    U.S. Plans. Each Plan is in compliance with all requirements of ERISA and the regulations and published interpretations thereunder except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of the Borrower to the PBGC in an aggregate amount in excess of $50,000,000. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of the Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.
(b)    Foreign Plans. Each Foreign Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject the Borrower, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against the Borrower or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.11. Title to Properties; Possession Under Leases. (a) The Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.
(b)    The Borrower and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.
SECTION 3.12. Investment Company Act. The Borrower is not an “investment company” as defined in, or is required to be registered as an “investment company” under, the Investment Company Act of 1940.
SECTION 3.13. Tax Returns. The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state, local and foreign tax returns required to have been filed by it in all jurisdictions in which such tax returns are required to be filed and all such tax returns are true, complete and correct in all material respects. The Borrower and its Subsidiaries has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable financial statements in accordance with GAAP.
SECTION 3.14. Compliance with Laws and Agreements. (a) Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any of its Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.
SECTION 3.15. No Material Misstatements. Except for information not prepared by or on behalf of the Borrower and expressly disclaimed thereby, no information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
SECTION 3.16. Use of Proceeds; Federal Reserve Regulations. The proceeds of any Loan will be used (a) to refinance some or all of the Existing Notes, (b) to pay fees and expenses in connection therewith and (c) for general corporate purposes. No part of the proceeds of any Loan to the Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of Regulations U and X.
SECTION 3.17. No Trusts. The Borrower is not entering into this Agreement in its capacity as trustee of any trust.
SECTION 3.18. FCPA. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 3.19. Sanctions. (a) Neither the Borrower nor any of its Subsidiaries, nor any of the directors or officers of the Borrower or any of its Subsidiaries, nor, to the Borrower’s knowledge, any of the employees, agents or controlled affiliates of the Borrower or any of its Subsidiaries, is a person that is, or, in the case of the Borrower or its Subsidiaries, is majority-owned or controlled by one or more persons that are (A) the subject of any Sanctions (a “Sanctioned Person”) or (B) located, organized or resident in a country, region or territory (including, without limitation, as of the date hereof, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory (a “Sanctioned Country”).
(b)    No part of the proceeds of a Loan will be used by the Borrower or any of its Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, (A) to fund or facilitate activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Person or Sanctioned Country or (B) in any other manner, in each case as would result in a violation of Sanctions by any person.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS AND FUNDING
The obligations of the Lenders to make Loans to the Borrower hereunder are subject to the satisfaction of the conditions set forth in Section 4.02 below and the occurrence of the Effective Date:
SECTION 4.01. Effective Date. On the Effective Date:
(a)    The Administrative Agent shall have received a written opinion reasonably satisfactory to the Administrative Agent and the Lenders of (i) Cleary Gottlieb Steen & Hamilton LLP, as counsel to the Borrower, (ii) K&L Gates LLP, as counsel to the Borrower and (iii) Richards, Layton & Finger, P.A., as Delaware counsel to the Borrower, in each case dated as of the Effective Date and addressed to the Administrative Agent and the Lenders.
(b)    All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Lenders and to counsel for the Administrative Agent.
(c)    The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by the Borrower and each Lender, (ii) a copy, including all amendments thereto, of the charter of the Borrower, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State or other official; (iii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings by the Borrower hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; (iv) a certificate of another officer of the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other documents as the Lenders or counsel for the Administrative Agent may reasonably request.
(d)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality, which shall be correct in all respects) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(e)    The Administrative Agent shall have received certificates dated the Effective Date and signed by a Financial Officer of the Borrower confirming the satisfaction of the condition precedent set forth in paragraph (d) of this Section 4.01 and that as of the Effective Date, no Event of Default or Default has occurred and is continuing.
(f)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date.
(g)    The Administrative Agent shall have received certificates of a Responsible Officer of the Borrower, each dated the Effective Date and stating that (i) except as disclosed in the Exchange Act Reports or otherwise disclosed in such certificate, the Borrower and each of its Subsidiaries have complied in all respects with all Federal, state, local and foreign statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except to the extent any such failure so to comply would not, alone or together with any other such failure, be reasonably likely to result in a Material Adverse Effect; (ii) neither the Borrower nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure would be reasonably likely to result in a Material Adverse Effect; and (iii) the plants of the Borrower and its Subsidiaries do not manage any hazardous wastes, toxic pollutants or substances similarly denominated in violation of any applicable law or regulations promulgated pursuant thereto including, for operations within the United States, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, where such violation would be reasonably likely to result, individually or together with any such other violations, in a Material Adverse Effect.
SECTION 4.02. Funding Date. On the date of the Borrowing (the “Funding Date”):
(a)    The Borrower shall have provided the Funding Date Borrowing Notice as required by Section 2.03.
(b)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality, which shall be correct in all respects) on and as of the date of the Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(c)    The Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after the Borrowing no Event of Default or Default shall have occurred and be continuing.
(d)    There shall have been paid to the Administrative Agent, for the account of the Lenders, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Borrowing.
(f)    The refinancing of the Existing Notes will be consummated substantially concurrently or immediately following the funding of the Loans on the Funding Date (but, in any event, not later than thirty (30) days after the Funding Date).
The Borrowing by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date of the Borrowing as to the matters specified in paragraphs (b), (c) and (e) of this Section 4.02.
SECTION 4.03. [Reserved].
SECTION 4.04. [Reserved].
ARTICLE V

AFFIRMATIVE COVENANTS
So long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing:
SECTION 5.01. Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent the following, and the Administrative Agent shall make a copy thereof available to each Lender:
(a)    Within 90 days after the end of each fiscal year its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP;
(b)    Within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the SEC;
(c)    No later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.03;
(d)    Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the SEC or any Governmental Authority succeeding to any of or all the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and
(e)    Promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall deliver paper copies of such information to the Administrative Agent for delivery to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 (other than the information that pursuant to the immediately preceding sentence is deemed to have been delivered if it is made available on the website of the SEC) shall be delivered by electronic communications pursuant to the procedures set forth in Section 9.03.
SECTION 5.02. Pari Passu Ranking. The Borrower shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of the Borrower except to the extent any such Indebtedness may be preferred by law.
SECTION 5.03. Maintenance of Properties. The Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of the Borrower are necessary and in the interests of the Borrower; provided, however, that nothing in this Section 5.03 shall prevent the Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, (i) in the judgment of the Borrower, such sale, abandonment, disposition or discontinuance is advisable and (ii) in the case of a sale or other disposition, is a transaction permitted under Section 6.02.
SECTION 5.04. Obligations and Taxes. The Borrower shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all (i) material taxes upon or against it, or against its properties, and (ii) all claims which could reasonably be expected, if unpaid, to become a Lien upon its property (other than a Lien permitted under Section 6.01), in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained on the applicable financial statements in accordance with GAAP.
SECTION 5.05. Insurance. The Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of the Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.
SECTION 5.06. Existence; Businesses and Properties. (a) The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, except as otherwise expressly permitted under Section 6.02.
(b)    The Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.
SECTION 5.07. Compliance with Laws. (a) The Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.
(b)    The Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $50,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $50,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $50,000,000 in the contributions required to be made to the relevant Plan or Plans.
SECTION 5.08. Default Notices. The Borrower shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.
SECTION 5.09. Subsidiary Guarantee. The Borrower will cause each of its Subsidiaries that now or hereafter Guarantees or becomes an additional borrower under the Existing Credit Agreement including in the capacity as a Borrowing Subsidiary (as defined in the Existing Credit Agreement) promptly thereafter (and in any event within 30 days of executing such Guarantee) to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guarantee, and (b) deliver to the Administrative Agent (i) certified copies of the charter, by-laws and other constitutive documents of such Subsidiary Guarantor and of resolutions of the Board of Directors (or other equivalent governing body) of such Subsidiary Guarantor authorizing the Subsidiary Guarantee and the transactions contemplated therein, (ii) an incumbency certificate evidencing the identity, authority and capacity of each Person authorized to execute and deliver the Subsidiary Guarantee and any other documents required to be executed and delivered by such Subsidiary Guarantor, and (iii) opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guarantee of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.
SECTION 5.10.Subsidiary Guarantee Amendments. In the event that the Existing Credit Agreement is amended or modified, including pursuant to a refinancing or replacement thereof with another credit agreement (a "Replacement Credit Agreement") or any Replacement Credit Agreement is similarly amended or modified, in each case to require the delivery by the Borrower of a subsidiary guarantee of the Borrower's obligations thereunder, Borrower shall, promptly thereafter, notify the Lenders and, if so requested by the Required Lenders, enter into an amendment to this Agreement to reflect a corresponding amendment or modification hereunder.
ARTICLE VI

NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that, so long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrower will not:
SECTION 6.01. Liens. (a) Create or incur, or permit any Restricted Subsidiary to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:
(i)    Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;
(ii)    Liens existing on any property or asset at or prior to the acquisition thereof by the Borrower or a Restricted Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to the Borrower or Restricted Subsidiary of improvements thereto;
(iii)    Liens securing Indebtedness of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;
(iv)    Liens existing on the Effective Date, and set forth on Schedule 6.01(a);
(v)    Liens on property of a person existing at the time such person is merged into or consolidated with the Borrower or a Restricted Subsidiary or at the time such person becomes a Subsidiary of the Borrower through the direct or indirect acquisition of capital stock of such person by the Borrower or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Borrower or a Restricted Subsidiary;

(vi)    Liens on any property owned by the Borrower or any Restricted Subsidiary, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;
(vii)    Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the applicable financial statements in accordance with GAAP; and
(viii)    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).
(b)    Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, the Borrower and any Restricted Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate outstanding amount which does not at the time exceed 10% of the Consolidated Net Tangible Assets of the Borrower and its consolidated Subsidiaries at such time.
SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if the Borrower is not the surviving corporation or if the Borrower sells, leases or transfers all or substantially all of its property and assets, the Borrower or the surviving corporation or the person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to the Borrower hereunder, and (c)(i) in the case of the Borrower, immediately after such transaction, individuals who were directors of the Borrower during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets and (ii) in the case of the Subsidiary Guarantor, (A) the surviving corporation or the person purchasing or being leased the assets is the Borrower or a wholly-owned Subsidiary of the Borrower and (B) if the surviving corporation or such person is not the Borrower, the Borrower agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.
SECTION 6.03. Consolidated Net Leverage Ratio. The Borrower shall not permit the ratio of Consolidated Net Debt to Consolidated EBITDA as of the end of each fiscal quarter for the period of the four fiscal quarters of the Borrower most recently ended, to be greater than 3.75 to 1.00.
SECTION 6.04. Change in Business. In the case of the Borrower, together with its consolidated Subsidiaries, cease to be primarily engaged in lightweight metals technology, engineering and manufacturing, and any other business activities reasonably incidental, complementary or related thereto.
ARTICLE VII

EVENTS OF DEFAULT
In case of the happening of any of the following events (“Events of Default”):

(a)    the Borrower shall default in the payment when due of any principal of any Loan and, if such default shall result from the failure of any third party payments system used by the Borrower, such default shall continue for a period of two Business Days;
(b)    the Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement or the Borrower shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;
(c)    any representation or warranty made or deemed made by the Borrower under this Agreement or any statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of the Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after the Borrower’s knowledge that it was false or misleading;
(d)    the Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08 or Article VI;
(e)    the Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;
(f)    the Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in a principal amount in excess of $100,000,000, if the effect of any such default or failure referred to in this clause (i) is to cause such Indebtedness to become due prior to its stated maturity; or (ii) default in the payment at maturity of any principal in respect of any Indebtedness in a principal amount in excess of $100,000,000;
(g)    a proceeding shall have been instituted or a petition filed in respect of the Borrower:
(i)    seeking to have an order for relief entered in respect of the Borrower, or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to the Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or
(ii)    seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for the Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;
(h)    the Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;
(i)    any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of the Borrower (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Borrower or (iii) any person or group of related persons shall acquire all or substantially all of the assets of the Borrower provided, however, that a change in control of the Borrower shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if the Borrower shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person’s stockholders’ equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the “Leverage Ratio” of such person) is no greater than the then Leverage Ratio of the Borrower immediately prior to such event;
(j)    an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of the Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;
(k)    (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any calendar year;
(l)    the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000;

(m)    one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of the Borrower or any Subsidiary of the Borrower to enforce any such judgment; or
(n)    the Borrower’s guarantee under Article VIII and/or a Subsidiary Guarantor’s guarantee under its Subsidiary Guarantee (if any) shall for any reason fail or cease to be valid and binding on, or enforceable against, the Borrower or such Subsidiary Guarantor, as applicable, or the Borrower shall so state in writing; or
(o)    any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, the Borrower or Subsidiary Guarantor party thereto, or the Borrower or any Subsidiary Guarantor shall so state in writing, but only if such events or circumstances, individually or in the aggregate, result in a Material Adverse Effect; or
then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, (x) the Commitment of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.
ARTICLE VIII

GUARANTEE
In order to induce the Administrative Agent, the Lenders to execute and deliver this Agreement and to make and maintain the Loans:
(a)    The Borrower unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Guaranteed Obligations. the Borrower further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)    The Borrower waives presentation to, demand of payment from and protest to any Subsidiary Guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or any guarantee; (ii) any extension or renewal of any provision of this Agreement or any guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.
(c)    The Borrower further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of the Borrower or any other person.
(d)    The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of the Borrower or would otherwise operate as a discharge of the Borrower as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).
(e)    The Borrower further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Subsidiary Guarantor to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Guaranteed Obligation upon the bankruptcy or reorganization of such Subsidiary Guarantor or otherwise.
(f)    In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Administrative Agent in cash the amount of such unpaid Guaranteed Obligation, and thereupon such Administrative Agent shall assign, in any reasonable manner, the amount of the Guaranteed Obligation paid by the Borrower pursuant to this guarantee to the Borrower, such assignment to be pro tanto to the extent to which the Guaranteed Obligation in question was discharged by the Borrower, or make such other disposition thereof as the Borrower shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).
Upon payment by the Borrower of any sums to the Administrative Agent as provided above, all rights of the Borrower against the Subsidiary Guarantor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations.
ARTICLE IX

THE ADMINISTRATIVE AGENT
SECTION 9.01. Authorization and Action. (a) Each Lender hereby appoints SMBC as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law including, without limitation, any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.05(c) and Section 10.04(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.
(d)    In the event that SMBC or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower hereunder or under any other Loan Document by or on behalf of SMBC in its capacity as such for the benefit of the Borrower under any Loan Document (other than SMBC or an Affiliate of SMBC) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
(e)    The Arranger shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
(f)    The Lenders hereby irrevocably authorize the Administrative Agent to release (and to execute any documents and otherwise take any action to evidence the release of) any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guarantee (i) if such Person ceases to exist or to be a Subsidiary (or substantially contemporaneously with such release will cease to exist or to be a Subsidiary), in each case as a result of a transaction permitted hereunder, or (ii) otherwise in accordance with the relevant Subsidiary Guarantee.
SECTION 9.02. Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (b) may rely on the Register to the extent set forth in Section 2.05 and Section 10.04(b), (c) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of the Borrower or as to the existence or possible existence of any Default or Event of Default and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 9.03. Posting of Communications. (a) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated, or otherwise chooses to, furnish to the Administrative Agent pursuant to any Loan Document or in connection with the transactions contemplated therein, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled payment date therefor, (iii) relates to a termination or a reduction of Commitments pursuant to Section 2.10, or 2.23(d) (iv) provides notice of any Default or Event of Default, (v) is required to be delivered to satisfy any condition precedent under Article IV or (vi) in accordance with Section 5.01, including clauses (a), (b) and (d) of such Section, is deemed to have been delivered if it is made available on the website of the SEC (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to robert.diaz@smbcgroup.com and divya.rao@smbcgroup.com.
(b)    The Borrower and each Subsidiary Guarantor further agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(c)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(d)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY SUBSIDIARY GUARANTOR, ANY LENDER

OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY SUBSIDIARY GUARANTOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.
(e)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its Email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s Email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such Email address.
(f)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(g)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.04. The Administrative Agent Individually. With respect to its Ratable Portion of the Obligations, SMBC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. SMBC and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Borrower as if SMBC were not acting as the Administrative Agent.
SECTION 9.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower, but without affecting the Borrower’s reimbursement obligation), from and against such Lender’s aggregate ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or such Affiliate. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this

Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
SECTION 9.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the date that is 30 days after the giving by the existing Administrative Agent of a resignation notice pursuant to this Section 9.06 and (y) the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 9.07.Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that neither the Administrative Agent nor the Arranger nor their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arranger under this Agreement, the Loan Documents or any documents related hereto or thereto).
SECTION 9.08. Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender or any person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.08 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.08(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.08(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.08(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return

Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.08 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X

MISCELLANEOUS
SECTION 10.01. Notices. Except as provided in Section 9.03, notices and other communications provided for herein shall (unless deemed to have been delivered in accordance with Section 5.01) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email as follows:
(a)    if to the Borrower or a Subsidiary Guarantor, to Howmet Aerospace Inc. at 201 Isabella Street, Pittsburgh, PA 15212-5872, Attention of Vice President & Treasurer (Telecopy No. 412-553-2758);

(b)    if to the Administrative Agent, to SMBC, at 277 Park Avenue, New York, NY 10172 , Attention: Robert Diaz (Telecopy No: 212-224-4391; email: robert.diaz@smbcgroup.com) (with a copy to bcdadagencyspecialproducts@smbcgroup.com ) and with a copy to Divya Rao (email: divya.rao@smbcgroup.com); and
(c)    if to a Lender, to it at its address (or telecopy number) set forth in the applicable Administrative Questionnaire or in the Assignment and Assumption.
Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered during normal business hours (and otherwise shall be deemed to have been given on the following date) and if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and the Borrower given in accordance with this Section 10.01.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender; provided further that any Lender may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to the Borrower shall be deemed to have been duly given to each Subsidiary Guarantor at the same time and in the same manner.
SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as any Obligation remains outstanding and unpaid and so long as the Commitments have not been terminated.
SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.
SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder (except as provided in Section 10.04(f)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties, Indemnitees and Lender-Related Parties of each of the Administrative Agent, the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to the Borrower or the Borrower’s Subsidiaries or Affiliates or to any natural person (or a holding company, investment vehicle, or trust for, or owned and operated by or for the primary benefit of a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment and the Loans) to (1) any other Lender or an Affiliate of such Lender or (2) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    The Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; provided, further, that the consent of the Borrower shall be deemed to have been received with respect to any such proposed assignment unless the Borrower has notified the Administrative Agent in writing of its objection thereto within 10 Business Days of the Borrower’s receipt of written notice thereof; and
(B)    the Administrative Agent.
(ii)    Assignments shall be subject to the following conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than ¥ 500,000,000 or an integral multiple thereof, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)    in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.
For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05).
(iv)    The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 10.04 shall not be effective until such assignment is recorded in the Register.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Borrower. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.
(vi)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth above, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Ratable Portion of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    (i)    Any Lender may, without the consent of the Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.14 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or unless the right to a greater payment results from a change in law after the Participant becomes a Participant with respect to such participation.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Arranger for all of each such person’s reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP) and for documentary taxes and other charges incurred by each such person in connection with any of the following: (i) the Administrative Agent’s negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article IV), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, this Agreement or any other Loan Document or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.
(b)    The Borrower further agree to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding with respect to the Borrower or any Subsidiary Guarantor, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.
(c)    The Borrower agrees to hold harmless the Administrative Agent, each Lender, the Arranger and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction for the Administrative Agent, any Lender, unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to an actual or potential conflict of interest, in which case there shall be permitted one additional counsel for such affected Indemnitees)), joint or several, that may be incurred by or asserted or awarded against any Indemnitee (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Loan Documents, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by the Borrower, any Subsidiary Guarantor or any of their respective directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated.
(d)    Neither the Administrative Agent, nor any Lender or the Arranger nor any of their respective affiliates nor any of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, a “Lender-Related Party”) shall have any liability (whether in contract, tort or otherwise) to the Borrower, any Subsidiary Guarantor or any of their respective security holders or creditors for or in connection with the transactions contemplated by this Agreement, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Lender-Related Party’s gross negligence or willful misconduct. In no event, however, shall any Lender-Related Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(e)    The provisions of this Section 10.05 and any other indemnification or other protection provided to any Indemnitee or Lender-Related Party pursuant to this Agreement shall (i) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender, and (ii) inure to the benefit of any person that was at the time such claim arose an Indemnitee or Lender-Related Party under this Agreement or any other Loan Document. The Administrative Agent, each Lender agrees to use commercially reasonable efforts to promptly notify the Borrower of any claims for indemnification or other protection under this Section 10.05; provided, however, that any failure by such person to deliver any such notice shall not relieve the Borrower or any Subsidiary Guarantor from its obligations under this Section 10.05. All amounts due under this Section 10.05 shall be payable on written demand therefor, but shall be subject to the requirements of reasonableness and documentation as set forth herein.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower (or, in the case of the Borrower, any of and all the Obligations of the Borrower) now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided, however, that in the event that any Defaulting Lender exercises any such right of setoff (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23, and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such rights of setoff. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.06 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.
SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any further notice or shall entitle the Borrower or any Subsidiary Guarantor to notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) release the Borrower from its obligations to repay the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof) without the prior written consent of such Lender, (iv) amend or modify the provisions of Sections 2.15, 2.16, the provisions of Article VIII, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender or (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Each Lender and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.
SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.
SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.
SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby or thereby (including without limitation any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(b)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(d)    To the extent that any party hereto has, or hereafter may be entitled to claim, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, such party hereby waives such immunity in respect of its obligations hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.15(d) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.
SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in The City of New York, on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 10.17. National Security Laws. (a) Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
(b)    Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
SECTION 10.18. Confidentiality. Each Lender, the Administrative Agent and the Arranger agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents (other than such information that is made public by the Borrower or any of its Affiliates) confidential in accordance with such person’s customary practices and agrees that it shall not disclose any such information other than (a) to such person’s respective Affiliates and their respective employees, representatives, service providers and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such person on a non-confidential basis from a source other than the Borrower, the Subsidiary Guarantors or any advisor, agent, employee or other representative thereof in each case that identified itself as such, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to actual or prospective assignees, participants and Approved Funds, grantees described in Section 10.04, or direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its Obligations, and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, Approved Funds, grantees or counterparties are instructed to comply with, and to cause their advisors to comply with, the provisions of this Section 10.18 or other provisions at least as restrictive as the provisions of this Section 10.18, (e) to any rating agency when required by it, provided, however, that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower or the Subsidiary Guarantors received by it from either the Administrative Agent, the Arranger, any Lender, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (g) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrower (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.
SECTION 10.19. [Reserved].
SECTION 10.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.21. No Fiduciary Duty. The Administrative Agents, each Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOWMET AEROSPACE INC.
By:    /s/ Paul Myron
Name: Paul Myron
Title: Vice President and Treasurer

[Signature Page to Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION., individually as a Lender and as Administrative Agent
By:    /s/ Minxiao Tian
Name: Minxiao Tian
Title: Director
[Signature Page to Term Loan Credit Agreement]

MUFG BANK, LTD., as a Lender
By:    /s/ Richard Ferrara
Name: Richard Ferrara
Title: Vice President
[Signature Page to Term Loan Credit Agreement]

SCHEDULE 2.01
TO CREDIT AGREEMENT
LENDERS AND COMMITMENTS

Lender	Delayed Draw Term Loan A Commitment
Sumitomo Mitsui Banking Corporation	¥ 22,500,000,000
MUFG Bank, Ltd.	¥ 7,500,000,000
Total	¥30,000,000,000

Lender	Delayed Draw Term Loan B Commitment
Sumitomo Mitsui Banking Corporation	¥ 3,000,000,000
Total	¥3,000,000,000

SCHEDULE 2.07
TO CREDIT AGREEMENT
CUMULATIVE COMPOUNDED RFR RATE

The “Cumulative Compounded RFR Rate” for any Interest Period is the percentage rate per annum (rounded, if necessary, to the nearest 1/100000 of 1% as determined by the Administrative Agent) calculated as set out below:
where:
“d0” shall mean the number of RFR Banking Days during the Interest Period;
“i” shall mean a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;
“DailyRatei-LP” shall mean for any RFR Banking Day “i” during the Interest Period, TONAR for the RFR Banking Day which is five (5) RFR Banking Days prior to that RFR Banking Day “i”;
“ni” shall mean, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;
“dcc” shall mean 365; and
“d” shall mean the number of calendar days during that Interest Period.

SCHEDULE 3.08
TO CREDIT AGREEMENT
LITIGATION
None.

Schedule 6.01(a)
EXISTING LIENS

ENTITY	REGION	LIEN TYPE	NET LIEN AMT (USD)	DESCRIPTION OF COLLATERAL	SECURED PARTY
L3926 RTI CLARO - LAVAL	North America	Mortgages/ Leases	90,500	Makino Mag Equipment	GE Capital
L0671 Three Rivers Insurance Co (Howmet Aerospace Inc.)	North America	Pledged Collateral	13,581,121.16
Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%. As reported to the banks on the Effective Date. (Original amt on Effective Date - 25,945,681.25)
					TD Bank
L0671 Three Rivers Insurance Co (Howmet Aerospace Inc.)	North America	Pledged Collateral	-
Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%. As adjusted after the Effective Date. (No amt remaining because net lien amt is less than the original amt seen on the effective date above)
					TD Bank

			13,671,621.16